Exhibit 99.1

TransAtlantic Petroleum Announces Engagement of Financial Advisor to Market the Company and Provides Updates on Drilling Program & Prospects in the Thrace Basin

Hamilton, Bermuda (January 16, 2018) — TransAtlantic Petroleum Ltd. (TSX: TNP) (NYSE American: TAT) (the “Company” or “TransAtlantic”) today announces the formation of a strategic committee of the board of directors and engagement of a financial advisor to market the Company and explore strategic alternatives to increase shareholder value.  In addition, the Company provides an update on the Company’s previously announced drilling program and the Company’s evaluation of its prospects in the Thrace Basin.

Strategic Committee

The Company has formed a strategic committee of the board of directors, headed by Mel Riggs, in order to conduct a marketing process of the Company.  N. Malone Mitchell, 3rd, Chairman and Chief Executive Officer of the Company, stated, “We believe it is time to go forward with a strategy to market the Company so that it can pursue a stronger capital structure for future development.” The strategic committee has engaged Tudor Pickering Holt & Co. to act as financial advisor.  In addition, the Company’s legal counsel, Akin Gump Strauss Hauer & Feld LLP, will be advising the Company in this process.

There is no assurance that the strategic alternatives process will result in the Company completing a sale of the Company or its assets. Except as described below, the Company does not intend to make any further announcements regarding strategic alternatives unless and until a final decision has been made by its board of directors. The Company will provide a management presentation and investor update in the first two weeks of February.  At that time, the Company will provide further views on the timeline of this process.

Update on Drilling Program and 3-D Seismic Program

As previously disclosed, on November 28, 2017, DenizBank A.S. (the “Lender”) entered into an additional $20.4 million term loan (the “2017 Term Loan”) with the Turkish branch of TransAtlantic Exploration Mediterranean International Pty Ltd (“TEMI”), a subsidiary of the

Company under the Company’s current credit agreement with the Lender. The 2017 Term Loan is in addition to the Company’s term loan currently outstanding with the Lender, as described in the Company’s previous periodic reports filed with the Securities and Exchange Commission.

With receipt of proceeds from the 2017 Term Loan, the Company has launched a new drilling program.  The Company has executed a drilling contract with Viking International Ltd. and is currently in the process of mobilizing Rig I-34 from southwest Turkey to the Company’s Selmo 81H2 location. The Company estimates that the rig mobilization will be completed and the well will spud in the first week of February 2018 dependent on weather and other conditions.  The Company has identified a number of additional well locations to follow.

The Company has acquired approximately 116 square miles of new 3D seismic data during the summer of 2017 as an extension to the Company’s existing 3D seismic coverage in the Molla Area of southeast Turkey. The new 3D seismic data is being processed with anticipated completion in April 2018. The new 3D seismic data is being merged with the Company’s existing seismic data to create one continuous 3D seismic survey across all of the Company’s acreage in the Molla Area.

Update on the Evaluation of Prospects in the Thrace Basin

The Company is continuing to evaluate its prospects in the Thrace Basin in Turkey in light of the recent positive production test results at the Yamalik-1 exploration well operated by Valeura with their partner Statoil. The Yamalik-1 exploration well is directly adjacent to the Company’s 120,000 net acres in the Thrace Basin of which the Company believes approximately 50,000 net acres (100% WI, 87.5% NRI) is analogous to the Valeura and Statoil acreage.

About TransAtlantic Petroleum

The Company is an international oil and natural gas company engaged in the acquisition, exploration, development, and production of oil and natural gas. The Company holds interests in developed and undeveloped properties in Turkey and Bulgaria.

(NO STOCK EXCHANGE, SECURITIES COMMISSION, OR OTHER REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED THE INFORMATION CONTAINED HEREIN.)

Forward-Looking Statements

This news release contains statements concerning the marketing of the Company, the entry 2017 Term Loan and the use of proceeds therefrom, the Company’s drilling program, the 3D seismic program, and the evaluation of the Company’s prospects in the Thrace Basin in Turkey, the Molla

Area of Southeast Turkey, and Bulgaria, as well as other expectations, plans, goals, objectives, assumptions, and information about future events, conditions, results of operations, and performance that may constitute forward-looking statements or information under applicable securities legislation. Such forward-looking statements or information are based on a number of assumptions, which may prove to be incorrect.

Although the Company believes that the expectations reflected in such forward-looking statements or information are reasonable, undue reliance should not be placed on forward-looking statements because the Company can give no assurance that such expectations will prove to be correct. Forward-looking statements or information are based on current expectations, estimates, and projections that involve a number of risks and uncertainties which could cause actual results to differ materially from those anticipated by the Company and described in the forward-looking statements or information. These risks and uncertainties include, but are not limited to, access to sufficient capital; market prices for natural gas, natural gas liquids and oil products; estimates of reserves and economic assumptions; the ability to produce and transport natural gas, natural gas liquids, and oil products; the results of exploration and development drilling and related activities; economic conditions in the countries and provinces in which the Company carries on business, especially economic slowdowns; actions by governmental authorities; receipt of required approvals; increases in taxes; legislative and regulatory initiatives relating to fracture stimulation activities; changes in environmental and other regulations; renegotiations of contracts; political uncertainty, including actions by insurgent groups or other conflict; outcomes of litigation; the negotiation and closing of material contracts; and other risks described in the Company’s filings with the SEC.

The forward-looking statements or information contained in this news release are made as of the date hereof and the Company undertakes no obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable securities laws.

Enquiries:

Chad D. Burkhardt

Vice President, General Counsel and Corporate Secretary

+1 (214) 265-4705

TransAtlantic Petroleum Ltd.

16803 Dallas Parkway

Addison, Texas 75001

http://www.transatlanticpetroleum.com

Tudor Pickering Holt & Co. (London office)

TransAtlantic@tphco.com

+44 20 7268 2857